 EXHIBIT 2.1

MEMBERSHIP INTEREST PURCHASE AGREEMENT

dated as of October 29, 2026 by

and among

BIOADAPTIVES, INC.

and XYCOTA

BIOSCIENCES LLC

and

the Investors named herein

This Membership Interest Purchase Agreement (this “Agreement”) is entered into as of October 29, 2026, by and among BioAdaptives, Inc., a Delaware corporation (“Parent”), Xycota Biosciences LLC, a limited liability company (“Xycota”), the members of Xycota who execute this Agreement (the “Founders”), Monroe Street Capital Partners LP and Lambda Ventures LLC (each, an “Investor,” and collectively, the “Investors”), and, solely for the purposes of Section 2.04, Article III, Article IV, and Section 7.08, James E. Keener and Azuna Health LLC, and, solely for the purposes of Section 7.08, Mark P. Frissora, Gimhana Dissanayake, Gracie Homsey. Parent, Xycota, the Founders, and the Investors are referred to as the “Parties.” The Investors are parties solely for the purposes of Section 1.03, Section 4.02, Article VI, Section 12.04, Section 12.06, and Article XIII.

RECITALS

WHEREAS, Xycota is engaged in the development of product candidates for central-nervous-system indications, including a sub-perceptual psilocybin candidate and an exosome-formulated psilocybin or psilocin candidate;

WHEREAS, the Founders own all of the issued and outstanding membership interests of Xycota;

WHEREAS, Parent is a corporation subject to the reporting requirements of the Securities Exchange Act of 1934 and wishes to acquire all of those membership interests, on the terms set forth in this Agreement;

WHEREAS, Parent and Xycota have entered into a letter of intent dated October 5, 2026 (the “LOI”), and the Parties wish to set forth in this Agreement the definitive terms of the acquisition contemplated by the LOI;

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I

Section 1.00. Definitions.

For purposes of this Agreement, the following terms have the meanings set forth below. Terms defined in the singular include the plural and vice versa.

“Acquisition” means the purchase and sale of the Interests pursuant to this Agreement.

“Additional Investment Right” has the meaning set forth in Section 6.05.

“Affiliate” means, with respect to a person, any other person that directly or indirectly controls, is controlled by, or is under common control with such person.

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“Affiliate SPV” has the meaning set forth in Section 7.08.

“Agreement” means this Membership Interest Purchase Agreement, including the Exhibits and the disclosure schedules, as amended.

“Base Series C” has the meaning set forth in Section 4.01.

“BDPT Designee” means the director of Parent designated by Parent to exercise the Reserved Matter vote. “Business Day” means any day other than a Saturday, a Sunday, or a day on which commercial banks in New York, New York are authorized or required by law to close.

“C True-Up” has the meaning set forth in Section 4.01.

“Cause Attributable to Xycota” has the meaning set forth in Section 3.03.

“Closing” and “Closing Date” have the meanings set forth in Section 1.03.

“Closing Snapshot Denominator” has the meaning set forth in Section 2.02.

“Closing Snapshot Percentage” means forty percent (40%) of the total voting power and economic ownership of Parent immediately after issuance of the Economic Preferred.

“Control Event” has the meaning set forth in Section 3.01.

“Economic Preferred” means the convertible preferred stock issued pursuant to Section 2.01.

“Escrowed Series C” has the meaning set forth in Section 4.01.

“Exchange Act” means the Securities Exchange Act of 1934.

“Founders” means the members of Xycota who execute this Agreement.

“Founder designee” means the director of Parent designated by the Founders pursuant to Section 7.02.

“Funding Sources” has the meaning set forth in Section 6.05.

“Initial Funding” has the meaning set forth in Section 6.01.

“Interests” means all of the issued and outstanding membership interests of Xycota.

“Knowledge,” when used with respect to Xycota or the Founders, means the actual knowledge of Brad Listermann and Marvin S. Hausman, M.D., after reasonable inquiry of the persons having operational responsibility for the matter.

“Listed Conversion Instruments” has the meaning set forth in Section 5.01.

“LOI” means the letter of intent dated October 5, 2026, between Parent and Xycota.

“Investors” means Monroe Street Capital Partners LP and Lambda Ventures LLC.

“Material Adverse Effect” means any change, event, or effect that is materially adverse to the business, assets, or Xycota IP of Xycota, taken as a whole, other than a change resulting from general economic or market conditions, a change in law of general applicability, or the announcement of this Agreement.

“Nutraceutical Business” means the business of Parent consisting of the development, marketing, and sale of nutraceutical and wellness products, including the Xcellara and MyndSystem product lines.

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“Nutraceutical Spin-Off” has the meaning set forth in Section 7.04.

“Outside Date” has the meaning set forth in Section 1.03.

“Parent” means BioAdaptives, Inc., a Delaware corporation.

“Parent-Caused Transfer” has the meaning set forth in Section 3.03.

“Spin-Out Funding” has the meaning set forth in Section 6.03.

“Parties” means Parent, Xycota, the Founders, and the Investors.

“Promissory Note True-Up” has the meaning set forth in Section 5.01.

“Qualifying Revenue” and “Qualifying Revenue Deadline” have the meanings set forth in Section 4.01.

“Quarterly TA Count” has the meaning set forth in Section 5.01.

“Reserved Matter” means any matter set forth in Section 7.06.

“Scheduled Promissory Notes” means the promissory notes of Parent set forth on Exhibit A, other than the Vanquish promissory note.

“Securities Act” means the Securities Act of 1933.

“September 30 Notes” means the Convertible Promissory Notes of Parent dated September 30, 2026, issued to Jefferson Street Capital, LLC and to Lambda Ventures LLC, as described in Part 3 of Exhibit A.

“Subsidiary Period” means the period from the Closing until a Nutraceutical Spin-Off, if any.

“Third-party financing” has the meaning set forth in Section 6.06.

“Undisclosed Instrument” has the meaning set forth in Section 5.03.

“Voting Preferred” means the non-economic voting preferred stock issued pursuant to Section 2.04.

“Vanquish” means Vanquish Funding Group Inc.

“Voting Step-Up Date” has the meaning set forth in Section 3.01.

“Xycota” means Xycota Biosciences LLC.

“Xycota IP” has the meaning set forth in Section 1.02.

Section 1.01. Purchase and Sale.

At the Closing, the Founders shall sell, assign, transfer, and deliver to Parent, and Parent shall purchase and acquire from the Founders, all of the issued and outstanding membership interests of Xycota, free and clear of all liens, claims, and encumbrances other than restrictions on transfer imposed by applicable securities laws (the “Interests”). Upon the Closing, Xycota shall be a wholly owned subsidiary of Parent and shall remain a separate legal entity until a Nutraceutical Spin-Off, if any (the “Subsidiary Period”).

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Section 1.02. Xycota Intellectual Property.

All patents, patent applications, data, know-how, regulatory filings, and other intellectual property of Xycota (the “Xycota IP”) shall remain assets of Xycota. The Xycota IP shall not be assigned to Parent, shall not be licensed to the Nutraceutical Business except pursuant to a written arm’s-length agreement approved as a Reserved Matter, and shall not be pledged, hypothecated, or otherwise encumbered to secure any obligation of Parent or of the Nutraceutical Business. Xycota has filed a provisional patent application with the United States Patent and Trademark Office covering its technology. Such provisional application establishes a filing date only. It is not an issued patent, and the issuance of a patent on that application is not a Control Event.

Section 1.03. Closing.

The closing of the Acquisition (the “Closing”) shall take place remotely, by electronic exchange of signature pages and the other closing deliverables, on the date on which each of the conditions set forth in Section 8.18, Section 8.19, and Section 8.20 has been satisfied or waived in writing (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing) (the “Closing Date”). The Closing shall not occur, and neither Party shall be obligated to close, unless each such condition has been satisfied or waived. The consideration payable at the Closing is the obligation of Parent to issue the Economic Preferred and the Voting Preferred in accordance with Article II. No cash purchase price is payable at the Closing. The Closing shall occur on or before June 30, 2027 (the “Outside Date”). If the Closing has not occurred on or before the Outside Date, this Agreement shall terminate automatically, without further action by any Party, and no Party, including any Investor, shall have any further obligation hereunder, except as provided in Section 13.01.

ARTICLE II

Section 2.01. Economic Preferred.

At the Closing, Parent shall be obligated to issue to the Founders, in the proportions set out on the allocation schedule attached as Exhibit H, a series of convertible preferred stock (the “Economic Preferred”) in such number that, immediately after issuance, the Economic Preferred represents forty percent (40%) of the total voting power and economic ownership of Parent (the “Closing Snapshot Percentage”). Parent shall cause the Economic Preferred to be authorized and issued within twenty (20) Business Days after the Closing. The Economic Preferred shall be entitled to 40% of the total voting power of Parent from and after its issuance and shall not confer voting control. It shall convert into common stock on a one-for-one basis, subject only to customary adjustments for stock splits, combinations, and dividends. It shall remain outstanding upon a Control Event. Voting control of Parent shall transfer solely by transfer of the Voting Preferred. The Closing is not conditioned on the issuance of the Economic Preferred. Parent shall instruct the third-party processor engaged to file the certificate of designation of the Economic Preferred with the Secretary of State of the State of Delaware to file such certificate on a twenty-four (24) hour or same-day expedited basis.

Section 2.02. Closing Snapshot Denominator.

The number of shares of Economic Preferred issued at the Closing shall be such that, immediately after issuance, the Economic Preferred represents forty percent (40%) of the total voting power and economic ownership of Parent. The “Closing Snapshot Denominator” means the sum, determined as of the Closing and after giving effect to the Series C neutralization in Article IV, of (i) shares of common stock of Parent issued and outstanding, (ii) shares of Series A preferred stock on an as-converted basis, (iii) shares of Series B preferred stock on an as-converted basis, (iv) shares of Series D preferred stock issued and outstanding at the Closing, on an as-converted basis, and (v) Base Series C on an as-converted basis, being 800,000 shares multiplied by 100, or 80,000,000 shares of common-stock equivalent. The Closing Snapshot Denominator shall not include Escrowed Series C, the Listed Conversion Instruments, the Vanquish promissory note, unissued options, any warrant other than as expressly included through a subsequent Promissory Note True-Up, or any Series D issued after the Closing. Those figures are illustrative and are set forth on Exhibit A. The chief executive officer of Parent shall certify the exact Closing Snapshot Denominator at the Closing, and that certified number shall control.

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Section 2.03. Lock-Up of Economic Preferred.

The Economic Preferred, and any common stock issued upon conversion thereof, shall be subject to a lock-up for a period of one (1) year after the Closing. During such period, no Founder shall sell, transfer, pledge, or otherwise dispose of such securities, except to an Affiliate that agrees in writing to be bound by the same lock-up, or as required by applicable law or by order of a court of competent jurisdiction.

Section 2.04. Voting Preferred.

At the Closing, Parent shall be obligated to issue to James E. Keener a separate series of preferred stock of Parent (the “Voting Preferred”). Parent shall cause the Voting Preferred to be duly authorized and issued within twenty (20) Business Days after the Closing. The Voting Preferred shall be the sole class or series of capital stock of Parent entitled to more than one (1) vote per share. The Voting Preferred shall not be convertible into common stock or into any other security of Parent. The Voting Preferred shall have no right to participate in dividends, a liquidation preference of $0.001 per share, and no other economic rights. The Voting Preferred shall not increase the economic ownership of any person. The Voting Preferred shall be issued in such number of shares that, immediately upon issuance, the Voting Preferred represents fifty-one percent (51%) of the total voting power of Parent, the Economic Preferred represents forty percent (40%) of such voting power, and all other capital stock of Parent represents nine percent (9%) of such voting power. From and after issuance, the Voting Preferred shall at all times be entitled to fifty-one percent (51%) of the total voting power of Parent, notwithstanding any subsequent issuance, conversion, or exercise of any other capital stock, option, warrant, convertible promissory note, or other security of Parent. If any such issuance, conversion, or exercise would otherwise cause the Voting Preferred to represent less than fiftyone percent (51%) of the total voting power, the number of votes per share of Voting Preferred shall adjust automatically, without any further action by the Board of Directors, by Mr. Keener, or by the Founders, so that the Voting Preferred continues to represent fifty-one percent (51%) of the total voting power. All calculations of voting power under this Agreement shall treat Series C preferred stock as entitled to one (1) vote per share, notwithstanding the certificate of designation. The certificate of designation of the Voting Preferred shall contain provisions giving effect to the foregoing. The Closing is not conditioned upon the issuance of the Voting Preferred. Until the earlier of a Control Event and a Nutraceutical Spin-Off, Mr. Keener shall be entitled to vote the Voting Preferred and shall not sell, transfer, pledge, redeem, or amend the Voting Preferred. Upon the earlier of a Control Event and a Nutraceutical Spin-Off, the Voting Preferred shall transfer to the Founders. Prior to the Closing, Mr. Keener shall execute and deliver to Scott Doney, Esq., the stock power and transfer-agent instruction attached as Exhibit F, directing the transfer agent of Parent to transfer the Voting Preferred to the Founders in the proportions set forth on Exhibit H. Parent agrees that Mr. Doney shall hold such documents under irrevocable instructions to release them automatically upon the earlier of a Control Event and a Nutraceutical Spin-Off, and that the transfer agent shall effect such transfer upon receipt of Exhibit F from Mr. Doney. Each reference in this Section 2.04 and in Exhibit F to the earlier of a Control Event and a Nutraceutical Spin-Off includes a Parent-Caused Transfer under Section 3.03. From and after such transfer, Mr. Keener shall not hold the Voting Preferred or any other capital stock of Parent issued for the purpose of conferring voting control. Nothing in this Section 2.04 shall require Mr. Keener or Azuna Health LLC to dispose of Base Series C, Series D, or any other capital stock held by them other than the Voting Preferred, except for the contribution to the Affiliate SPV required by Section 7.08. Such other capital stock shall continue to vote in accordance with its terms, and, in the case of Series C, shall remain entitled to one thousand (1,000) votes per share, subject to the transfer-agent instruction and covenant set forth in Section 4.01(a). Parent shall instruct the third-party processor engaged to file the certificate of designation of the Voting Preferred with the Secretary of State of the State of Delaware to file such certificate on a twenty-four (24) hour or same-day expedited basis.

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ARTICLE III

Section 3.01. Control Events.

The Voting Preferred shall transfer, and voting control of Parent shall transfer, on the earliest of a Control Event, a

Nutraceutical Spin-Off, and a Parent-Caused Transfer under Section 3.03. The “Voting Step-Up Date” means the date of the first to occur of the events set forth in this Section 3.01 (each, a “Control Event”), the date a Nutraceutical Spin-Off is effectuated, or the date of a Parent-Caused Transfer under Section 3.03, whichever is earliest.

(a) Orphan Drug Designation. The U.S. Food and Drug Administration issues a written grant of Orphan Drug Designation for a Xycota product candidate in frontotemporal dementia, or in an equivalent rare neurodegenerative indication identified in a writing signed by Parent and the Founders and consented to in writing by the Investors.

(b) Canadian first-in-human authorization. Both of the following have occurred with respect to the same protocol, a copy of which has previously been delivered to Parent, for a first-in-human clinical trial of Xycota’s exosomeformulated psilocybin or psilocin product candidate: (i) Health Canada has authorized a Clinical Trial Application to proceed, including by issuance of a No Objection Letter, and (ii) the applicable Research Ethics Board has approved that same protocol. Authorization by one body without the other, approval by a United States institutional review board standing alone, or authorization of a protocol that does not use that construct, shall not be a Control Event under this Section 3.01(b).

(c) Phase 1 authorization. Both of the following have occurred with respect to the same protocol, a copy of which has previously been delivered to Parent, for a first-in-human clinical study designated as a Phase 1 study, or a Phase 1/2 study, of XYCO-01, a sub-perceptual microdose psilocybin product candidate, in mild post-traumatic stress disorder: (i) Health Canada has issued a written authorization to proceed, including by No Objection Letter, and (ii) the applicable Research Ethics Board has issued a written approval of that same protocol. This Control Event is authorization to initiate the study. Dosing of the first subject is not required. A positive clinical result is not required. Ethics approval without Health Canada authorization, Health Canada authorization of a different protocol, or approval by a United States institutional review board standing alone, shall not be a Control Event under this Section 3.01(c).

(d) Additional milestones. One or more additional regulatory or clinical milestones of comparable significance, each approved in a writing signed by Parent and the Founders after the date of the LOI. Each such writing shall attach the applicable protocol and shall state the primary endpoint. Neither Party may declare an additional milestone unilaterally. A study conducted in Jamaica, an ethics approval, an investigator letter, a safety finding, a pharmacokinetic finding, or a proof-of-concept readout shall not be a Control Event unless and until it has been approved under this Section 3.01(d). Parent shall not unreasonably withhold its agreement to an additional comparable milestone proposed in writing by the Founders. No additional milestone under this Section 3.01(d) shall be effective unless the Investors have consented thereto in writing.

Section 3.02. Excluded Events.

None of the following is a Control Event, alone or in combination, except to the extent it is itself the completed event required by Section 3.01(a), Section 3.01(b), or Section 3.01(c): a filing, pendency, or acceptance for review, or the mere absence of a denial; approval by only one reviewing body where this Agreement requires two on the same protocol; a United States institutional review board standing alone; first-subject-in, last-subject-out, or database lock; a study that does not use Xycota’s exosome-formulated psilocybin or psilocin construct, other than the XYCO-01 protocol under Section 3.01(c); an unsigned Jamaica study or readout; a certification, slide deck, press release, or legal opinion; or any milestone not signed under Section 3.01(d).

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Section 3.03. Cause Attributable to Xycota.

“Cause Attributable to Xycota” means a denial, refusal, or withdrawal based on the scientific content, prevalence showing, product, protocol, or completeness of Xycota’s filing, and not on Parent’s reporting status, capitalization, or regulatory history. If any of Section 3.01(a), Section 3.01(b), or Section 3.01(c) is denied for Cause Attributable to Xycota, that denial shall not, by itself, cause a transfer of the Voting Preferred. The remaining paths shall continue in effect. If all three have been denied for Cause Attributable to Xycota and no milestone has been approved under Section 3.01(d), the Voting Preferred shall remain outstanding in the name of Mr. Keener, and the Parties shall negotiate in good faith. Xycota shall give Parent written notice, within three (3) Business Days, of any filing, submission, correspondence, approval, denial, deficiency letter, information request, or other material development relating to any matter that is or may become a Control Event, and shall promptly provide Parent with a copy of the relevant written communication.

Only a final agency refusal, denial, or withdrawal counts. A deficiency letter or information request does not. If a party asserts that a denial is attributable to Parent, it shall give written notice. Parent has forty-five (45) days to cure a curable defect, including a delinquent Exchange Act filing. If the Parties disagree on cause, they shall jointly retain one independent regulatory counsel, whose written determination of whether Parent was the material and direct cause shall control. Mixed cause does not transfer the Voting Preferred unless that counsel so determines. If the denial is attributable to Parent and is not cured, the Voting Preferred transfers on the date of that determination (a “Parent-Caused Transfer”). A Parent-Caused Transfer shall have the same effect as a Control Event for purposes of Section 2.04, Section 7.01, Section 7.02, Section 7.06, and Exhibit F, including the release of Exhibit F by Mr. Doney and the step-up of the Board of Directors and officers, but shall not be a Control Event for purposes of Section 6.05, Article IV, or any other provision of this Agreement.

ARTICLE IV

Section 4.01. Series C Neutralization and Hold. Parent’s Series C preferred consists of 1,000,000 issued shares held by Azuna Health LLC, an affiliate of James E. Keener. Each share converts into 100 shares of common. As of the LOI each share carries 1,000 votes. The following shall apply to Series C:

(a) The certificate of designation of Series C preferred stock shall not be amended. Each share of Series C shall remain entitled to one thousand (1,000) votes per share. James E. Keener and Azuna Health LLC shall execute at the signing of this Agreement, and shall deliver to the transfer agent of Parent at the Closing, an irrevocable instruction, in the form attached as Exhibit G, directing that all shares of Series C may be voted only on a one-forone basis, and that any ballot, consent, or instruction purporting to vote Series C at one thousand (1,000) votes per share is void and shall not be counted, until the earlier of a Nutraceutical Spin-Off and the conversion or cancellation of such Series C. James E. Keener and Azuna Health LLC covenant that they shall vote (and shall cause the Affiliate SPV to vote) every share of Series C only on a one-for-one basis, and shall not exercise, and shall cause no person to exercise, any super-voting right in respect of Series C, until the earlier of a Nutraceutical Spin-Off and the conversion or cancellation of such Series C. Upon a Nutraceutical Spin-Off, the Series C preferred stock of Parent shall be cancelled, and the spin-out entity shall issue to the holders thereof preferred stock of the spin-out entity with equivalent voting rights. The occurrence of a Control Event shall not terminate such instruction or covenant, and Series C preferred stock shall not be cancelled upon a Control Event.

(b) 800,000 shares (80,000,000 common-equivalent) remain outstanding in the name of Azuna Health LLC or Mr. Keener (or, following its contribution under Section 7.08, the Affiliate SPV) (“Base Series C”), are included in the Closing Snapshot Denominator, and shall be subject to the lock-up and leak-out provisions of Section 7.08. Base Series C may be converted into common stock at any time and from time to time at the election of its holder, in accordance with the certificate of designation of Series C, and shall not be subject to any mandatory or forced conversion, except as provided in Section 7.08 in connection with an uplisting. If a Nutraceutical Spin-Off occurs before Base Series C is converted, the unconverted Base Series C shall be cancelled as provided in Section 4.01(a). The occurrence of a Control Event shall not cancel Base Series C or limit its holder’s right to convert it. Any common stock issued upon conversion or exchange of Base Series C shall be held by the Affiliate SPV and shall be subject to the lock-up and leak-out provisions of Section 7.08.

(c) 200,000 shares (20,000,000 common-equivalent) are held by the transfer agent and are not outstanding for voting or economic purposes (“Escrowed Series C”). Escrowed Series C does not vote, may not be transferred, and is not in the Closing Snapshot Denominator unless released. It is released only if, on or before the date 18 months after the Closing (the “Qualifying Revenue Deadline”), the Nutraceutical Business has recognized at least $100,000 of Qualifying Revenue. “Qualifying Revenue” means GAAP revenue of the Nutraceutical Business from bona fide sales of finished product to unaffiliated third-party customers in arm’s-length transactions, collected or reasonably collectible in the ordinary course. It excludes sales to or through any officer, director, employee, or affiliate of Parent, Azuna Health LLC, or Mr. Keener, inventory transfers, barter, and circular invoices, unless the finished product is resold in the same period to an unaffiliated customer and that resale is itself Qualifying Revenue. The chief financial officer or, if none, the chief executive officer of Parent shall certify Qualifying Revenue. The Founder designee may inspect invoices and bank records.

If Qualifying Revenue is met, Escrowed Series C is released and Parent shall issue additional Economic Preferred (the “C True-Up”) equal to 40% of the 20,000,000 common-equivalent released. If it is not met, Escrowed Series C is cancelled for no consideration and no C True-Up is due. Cancellation does not reduce Base Series C or the Economic Preferred already issued. Escrowed Series C shall be cancelled on a Control Event or a Nutraceutical Spin-Off only if not previously released. If Escrowed Series C has been released prior to a Control Event or a Nutraceutical Spin-Off, the C True-Up shall still be issued. Any released Escrowed Series C, and any common stock issued upon its conversion, shall be held by the Affiliate SPV and shall be subject to the lock-up and leak-out provisions of Section 7.08.

Section 4.02. Cap Table Representation. Parent represents to the Investors that the capitalization of Parent set forth in the officer’s certificate delivered at the Closing certifying the Closing Snapshot Denominator is true and correct in all material respects, and that the convertible promissory notes and warrants of Parent held by the Investors as of the date of this Agreement are valid and binding obligations of Parent.

ARTICLE V

Section 5.01. Listed Conversion Instruments; Promissory Note True-Up.

The instruments set forth on Exhibit A are the “Listed Conversion Instruments.” The aggregate principal and accrued interest of the promissory notes so listed is $418,239.76, which figure is illustrative and shall not control over the certificate of the chief executive officer of Parent delivered at the Closing pursuant to Section 2.02. Each holder may convert or exercise in accordance with the terms of its own instrument. No conversion or exercise is required at the Closing. No Listed Conversion Instrument is included in the Closing Snapshot Denominator. The 1,000,000 equity-line commitment shares have not been issued. Upon issuance, such shares shall be included in the Quarterly TA Count. The Vanquish promissory note is not a Listed Conversion Instrument. At the Closing, the chief executive officer of Parent shall deliver a certificate stating the exact Closing Snapshot Denominator and confirming the Listed Conversion Instruments as of the Closing, and such certificate shall control.

On the last Business Day of each calendar quarter after the Closing, and again when a Listed Conversion Instrument is fully extinguished, Xycota may request, and Parent shall obtain within ten (10) Business Days, a transfer-agent report of common stock issued on the Listed Conversion Instruments since the later of the Closing and the most recent prior report (the “Quarterly TA Count”). Within ten (10) Business Days after that report, Parent shall issue additional Economic Preferred (a “Promissory Note True-Up”) equal to 40% of the Quarterly TA Count. The transfer-agent report shall be the sole measure of the Quarterly TA Count. Shares previously included in a Quarterly TA Count shall not be counted again. A cash retirement as to which no common stock is issued shall give rise to no Promissory Note True-Up for that instrument for that period. No Promissory Note True-Up shall be reduced, reversed, or clawed back by reason of any subsequent event. No Promissory Note True-Up shall be due in respect of the Vanquish promissory note unless Section 6.07 applies, or in respect of any instrument not set forth on the certificate of the chief executive officer of Parent delivered at the Closing pursuant to Section 2.02, other than an Undisclosed Instrument, which shall be treated as provided in Section 5.03. Failure to deliver the report or the Promissory Note True-Up when due is a material breach.

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Section 5.02. Series D Compensation.

Parent may continue to issue Series D preferred stock as compensation after the Closing, in accordance with this Section 5.02. From and after the Closing, the monthly Series D compensation shall be: James E. Keener, $10,000; Gracie Homsey, Parent’s internal accountant, $4,500; and each then-serving director of Parent, $5,000. Such amounts shall be paid in Series D preferred stock, and not in cash, at the pricing applicable to compensation issuances of Series D. Ordinary cash compensation may continue. Series D outstanding at the Closing is included in the Closing Snapshot Denominator. Series D issued after the Closing is not so included. The monthly amounts set forth in this Section 5.02 shall not be increased. No additional officer, director, or other person shall be entitled to Series D compensation under this Section 5.02 beyond the persons and amounts stated herein.

No additional Economic Preferred shall be issued by reason of any Series D issued after the Closing as compensation under this Section 5.02. Any issuance of Series D in excess of the monthly amounts set forth in this Section 5.02 requires the consent of the Founder designee and is a Reserved Matter.

Section 5.03. Undisclosed Instruments.

If after the Closing a pre-Closing indebtedness, warrant, or convertible instrument of Parent that was not on the Closing bring-down of Exhibit A is asserted (an “Undisclosed Instrument”), Parent, and not Xycota, shall retire it in cash or, if common is issued, treat that common as a Promissory Note True-Up. The assertion of an Undisclosed Instrument shall not entitle either Party to terminate this Agreement or to rescind the Acquisition. No Undisclosed Instrument shall be paid from the Initial Funding or from cash of Xycota.

ARTICLE VI

Section 6.01. Initial Funding. The Investors shall fund one hundred fifty thousand dollars ($150,000) to Xycota (the “Initial Funding”), severally and not jointly, fifty percent (50%) by Monroe Street Capital Partners LP and fifty percent (50%) by Lambda Ventures LLC. The full amount shall be wired to an account designated and controlled by Xycota. No portion of the Initial Funding shall be applied to Parent overhead, Parent reporting costs, the Nutraceutical Business, or any indebtedness of Parent, including the Scheduled Promissory Notes and the Vanquish promissory note. The Initial Funding shall be used solely in accordance with the written use of proceeds delivered before the date of this Agreement. Xycota shall report monthly against that use of proceeds. Each tranche of the Initial Funding shall be funded against a convertible promissory note of Parent issued to the funding Investor on the same terms as the September 30 Notes, including original issue discount, interest, conversion price, maturity, and warrant coverage, if any, with only the purchase price, principal amount, and issue date adjusted to reflect the amount funded, in the form attached as Exhibit B.

(a) Closing Tranche. $40,000 as soon as practicable after the Closing, but in no event later than five (5) Business Days after the Closing Date.

(b) Tranche 2. $40,000 on Xycota’s written notice that 60% of the Closing Tranche has been spent on the approved use of proceeds.

(c) Tranche 3. $40,000 on written notice that 60% of the prior tranche has been spent on the approved use of proceeds.

(d) Tranche 4. $30,000 on written notice that 60% of the prior tranche has been spent on the approved use of proceeds.

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The Investors shall fund the next tranche within ten (10) Business Days after a 60% notice. No tranche after the Closing Tranche shall be funded earlier than twenty (20) Business Days after the funding of the immediately preceding tranche. A failure to fund a tranche when due is a material breach by the defaulting Investor. Except as provided in the following paragraph, Xycota’s sole remedy for such breach is specific performance of the funding obligation and the right to raise the unfunded amount under the next sentence, and Xycota may not terminate this Agreement by reason of a funding failure after the Closing. If one hundred twenty thousand dollars ($120,000) or more has been funded, the Parties shall negotiate in good faith to cure. If a due tranche is not funded within ten (10) Business Days after written notice of such failure, Xycota may raise only the unfunded amount from a third party. Parent shall first offer that amount, for five (5) Business Days, to the Investors, on the terms offered by such third party. If they do not fund, the third party may fund such amount. Notwithstanding the foregoing, the Investors shall have no obligation to fund any called amount under Section 6.05 unless, on the date such amount would otherwise be due, Parent satisfies every condition of Rule 144 under the Securities Act applicable to an issuer, including the current public information requirement of Rule 144(c), and Parent is not, and has not been, an issuer described in Rule 144(i)(1), or, if it has been, has satisfied the requirements of Rule 144(i)(2). If such conditions are not satisfied on the date a called amount would otherwise be due, the Investors shall fund such amount within two (2) Business Days after the date on which such conditions are satisfied; provided, that if such conditions are not satisfied within twelve (12) months after the date such amount would otherwise have been due, the Investors’ obligation to fund such amount shall terminate. No called amount under Section 6.05 that is withheld under the Rule 144 conditions set forth in this paragraph shall be treated as due or unfunded for purposes of the third-party funding rights set forth in Section 6.05 or any breach of this Agreement, unless and until such amount becomes due under this paragraph and is not funded. The Rule 144 conditions set forth in this paragraph do not apply to the Initial Funding. A nondefaulting Investor shall have no liability for the failure of any other Investor to fund. If one Investor fails to fund all or any portion of a tranche of the Initial Funding when due, the other Investor may, at its option, fund the unfunded amount at any time before Xycota delivers a written notice of separation under the following paragraph. If it does, that tranche shall be treated as fully funded, no separation right shall arise from that failure, and the funding Investor shall receive a convertible promissory note of Parent for the amount it funds, as provided in this Section 6.01.

If a due tranche of the Initial Funding is not funded within ten (10) Business Days after written notice of such failure, the Investors shall have fourteen (14) calendar days thereafter to fund such tranche or to locate a replacement funding source. If neither occurs, Xycota may elect by written notice to separate. Such election shall terminate the Acquisition. The Xycota IP shall remain with Xycota. The Economic Preferred and any Voting Preferred shall be returned to Parent. Capital already wired to Xycota and spent on the approved use of proceeds shall not be repaid, and no promissory note or other obligation of Xycota shall arise in respect of it. Unspent capital shall be returned to the Investors as provided in Section 6.09. This separation right is limited to a failure of the Initial Funding and shall not arise from a missed call under Section 6.05 or from any other event.

Section 6.02. Parent Overhead.

In addition to the Initial Funding, the Investors shall fund up to sixty thousand dollars ($60,000) for audit, transferagent, OTC Markets, EDGAR, legal, and related reporting costs of Parent, severally and not jointly, fifty percent (50%) by Monroe Street Capital Partners LP and fifty percent (50%) by Lambda Ventures LLC. Each such amount shall be funded against a convertible promissory note of Parent issued to the funding Investor on the same terms as the September 30 Notes, including original issue discount, interest, conversion price, maturity, and warrant coverage, if any, with only the purchase price, principal amount, and issue date adjusted to reflect the amount funded, in the form attached as Exhibit B. Such amount is not part of the Initial Funding, shall not be wired to Xycota, and shall not reduce the Initial Funding. It shall not be paid from any account of Xycota. If this Agreement is terminated before the Closing, any such overhead theretofore incurred shall be borne solely by Parent. Parent overhead and the Nutraceutical Business are not an obligation of Xycota until the earlier of a Control Event and a Nutraceutical Spin-Off. Following a Control Event, Parent’s separate funding commitment for its own publiccompany overhead and legacy liabilities shall continue, and the Initial Funding and any proceeds of the Additional Investment Right wired to Xycota shall remain walled off for Xycota’s program and shall not be applied to Parent overhead, the Nutraceutical Business, or any indebtedness of Parent. Such amount shall be used solely in furtherance of keeping Parent current in its filings under the Exchange Act and for related public-company compliance and reporting costs. Parent covenants that it shall remain current in its filings under the Exchange Act and shall file all required reports timely or within the time permitted under the Exchange Act reporting rules, including any extension filed by Parent under those rules.

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Section 6.03. Spin-Out Funding. The Investors shall fund up to one hundred thousand dollars ($100,000) in the aggregate (the “Spin-Out Funding”) for the costs of consummating a Nutraceutical Spin-Off of the Nutraceutical Business into a newly formed entity that is a fully compliant OTC company filing reports under the Securities Exchange Act of 1934 with the Securities and Exchange Commission. Parent shall deliver to the Investors invoices for such costs. The Investors shall fund the invoiced amounts, severally and not jointly, fifty percent (50%) by Monroe Street Capital Partners LP and fifty percent (50%) by Lambda Ventures LLC, within ten (10) Business Days after receipt of such invoices. Notwithstanding the foregoing, the Investors shall have no obligation to fund any invoiced amount under this Section 6.03 unless, on the date such amount would otherwise be due, the Rule 144 conditions set forth in Section 6.01 are satisfied. If such conditions are not satisfied on such date, the Investors shall fund such amount within two (2) Business Days after the date on which such conditions are satisfied; provided, that if such conditions are not satisfied within twelve (12) months after the date such amount would otherwise have been due, the Investors’ obligation to fund such amount shall terminate. No amount withheld under this paragraph shall be treated as due or unfunded for purposes of any breach of this Agreement unless and until such amount becomes due under this paragraph and is not funded. The Spin-Out Funding shall be wired to Parent and used solely for the Nutraceutical Spin-Off. Upon the spin-out entity obtaining its stock symbol, the Spin-Out Funding theretofore funded and any remaining unfunded commitment shall transfer to the spin-out entity, and the indebtedness, if any, incurred in connection with the Spin-Out Funding shall spin out of Parent with the Nutraceutical Business. The spin-out entity shall file a registration statement on Form S-1, or a similar registration statement, covering the shares underlying the convertible promissory notes issued in connection with the Spin-Out Funding, as promptly as practicable after obtaining its stock symbol, and shall use commercially reasonable efforts to cause such registration statement to become effective. The Spin-Out Funding is not part of the Initial Funding, shall not reduce the Initial Funding, and shall not be paid from any account of Xycota. This Section 6.03 is a direct obligation of the Investors. Upon the spin-out entity obtaining its stock symbol, the spin-out entity shall assume the indebtedness incurred in connection with the Spin-Out Funding pursuant to a written assumption instrument delivered to the Investors, and the Investors shall release Parent from such indebtedness. The convertible promissory notes issued in connection with the SpinOut Funding shall be on the same terms as the September 30 Notes, including original issue discount, interest, conversion price, maturity, and warrant coverage, if any, with only the purchase price, principal amount, and issue date adjusted to reflect the amount funded, in the form attached as Exhibit B, or on such other terms as the Investors and Parent agree in writing.

Section 6.04. Subsidiary Financing.

During the Subsidiary Period, Xycota may borrow for its approved use of proceeds, without issuing Parent securities and without a guarantee or pledge by Parent or the Nutraceutical Business. The borrowing may not convert into Xycota membership interests or other Xycota equity. Xycota shall not issue membership interests or convertible equity to anyone other than Parent. Xycota shall not issue a simple agreement for future equity, or any similar instrument, that is convertible into equity of Xycota. Any exception requires a written amendment of this Agreement and is a Reserved Matter.

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Section 6.05. Additional Investment Right.

Parent shall grant to each Investor that funds any portion of the Initial Funding (each, a “Funding Source,” and collectively, the “Funding Sources”) the right to purchase additional securities of Parent in an aggregate amount of up to eight hundred thousand dollars ($800,000), on the same terms as the September 30 Notes, including original issue discount, conversion price, interest, maturity, and warrant coverage, if any (the “Additional Investment Right”). The Additional Investment Right shall be exercisable, in whole or in part, at any time during the period commencing on the Closing Date and ending on the date that is thirty-six (36) months thereafter. The amount available to each Funding Source shall be proportional to the portion of the Initial Funding actually funded by such Funding Source. Any exercise shall be for cash. No cashless exercise shall be permitted. The form of the September 30 Notes is attached as Exhibit B and sets the terms of the Additional Investment Right. The obligation to grant the Additional Investment Right is a covenant of Parent. Each Investor is a party to this Agreement for the purpose of the Additional Investment Right and may enforce it directly.

The Investors shall fund not less than four hundred thousand dollars ($400,000) of the Additional Investment Right, severally and not jointly, fifty percent (50%) by Monroe Street Capital Partners LP and fifty percent (50%) by Lambda Ventures LLC, provided that such obligation shall arise only upon the occurrence of a Control Event. The occurrence of a Control Event, fully verified in accordance with this Section 6.05, shall constitute an automatic call of the full four hundred thousand dollars ($400,000). Upon such occurrence, the chief executive officer of Xycota shall deliver written notice to the Investors, and the Investors shall fund such amount within the period provided at the end of this paragraph. The proceeds of any such funding shall be wired to an account designated and controlled by Xycota and shall be used solely for Xycota’s approved use of proceeds. No such proceeds shall be applied to Parent overhead, the Nutraceutical Business, or any indebtedness of Parent. The securities issued upon any exercise of the Additional Investment Right shall be securities of Parent and shall not be equity of Xycota. The remaining four hundred thousand dollars ($400,000) of the Additional Investment Right shall be optional and shall not be conditioned upon the occurrence of a Control Event. Any portion of the Additional Investment Right that remains unexercised at the end of such thirty-six (36) month period shall expire and be of no further force or effect. Prior to any call under this Section 6.05, Parent shall deliver to the Investors (i) copies of the written agency determinations constituting the Control Event or, for a milestone under Section 3.01(d), the signed writing approving such milestone and written evidence of its achievement, and (ii) a certificate of the chief executive officer of Parent certifying that the Control Event has occurred. The Investors may dispute the occurrence of the Control Event in good faith by written notice delivered within five (5) Business Days after such delivery. If the Investors so dispute, the Parties shall jointly retain one independent regulatory counsel, whose written determination of whether the Control Event has occurred shall be delivered within fifteen (15) Business Days after such retention and shall be final. The ten (10) Business Day funding period under this Section 6.05 shall begin on the later of the expiration of such five (5) Business Day review period and the date of such determination, and no call shall be effective unless and until the foregoing has been satisfied.

If the called amount is not funded, Parent shall give Xycota notice and the Investors shall have ten (10) Business Days to fund. If it does not, the defaulting Investor is in breach. Xycota’s sole remedy for such breach is specific performance of the funding obligation and the right to raise only the unfunded amount from a third party. Parent shall first offer that amount to the Investors for five (5) Business Days, on the third party’s terms. If they do not fund, the third party may. The same cure and outside-capital terms apply to a missed tranche of the Initial Funding.

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Section 6.06. Right of First Refusal.

After the Closing, Parent shall not, and shall cause Xycota not to, consummate any third-party financing unless Parent has first delivered to the Investors a written notice setting forth the material terms of such financing and has afforded the Investors a period of ten (10) Business Days thereafter in which to elect, by written notice, to purchase all or any portion of such financing on those terms, fifty percent (50%) by Monroe Street Capital Partners LP and fifty percent (50%) by Lambda Ventures LLC. “Third-party financing” means any issuance of equity, convertible promissory notes, warrants, SAFEs, or similar instruments of Parent or of Xycota for cash, other than the Initial Funding, any exercise of the Additional Investment Right, any issuance under a Form S-8, the Economic Preferred, the Voting Preferred, a C True-Up, a Promissory Note True-Up, and the retirement of the Vanquish promissory note. If the Investors elect to purchase less than all of such financing, the unsubscribed portion may be issued to the named third party on terms no more favorable to such third party than the terms set forth in the notice. A failure to respond within such ten (10) Business Day period shall constitute a waiver as to that financing only. This covenant shall not apply before the Closing. Each Investor may enforce this Section 6.06 directly. Notwithstanding the foregoing, Parent may consummate, for the benefit of Xycota and with the net proceeds wired to Xycota, a thirdparty financing that is non-dilutive. For purposes of this Section 6.06, a “non-dilutive” financing means (i) a convertible promissory note of Parent at a fixed conversion price equal to no less than eighty percent (80%) of the closing market price of the common stock of Parent on the date of issuance, (ii) non-convertible debt of Parent or of Xycota, or (iii) common stock of Parent issued at a fixed price equal to no less than eighty percent (80%) of such closing market price on the date of issuance, in each case unless such terms are waived in writing by the Investors. Before a Control Event or a Nutraceutical Spin-Off, any non-dilutive financing shall be subject to the right of first refusal set forth in this Section 6.06. Parent shall not, and shall cause Xycota not to, consummate any dilutive or variable-priced financing with any person other than the Investors, whether before or after a Control Event or a Nutraceutical Spin-Off, unless waived in writing by the Investors.

Section 6.07. Vanquish Promissory Note.

Parent shall cause the convertible promissory note of Vanquish identified on Exhibit A (the “Vanquish promissory note”) to be paid in full, or otherwise retired and rendered incapable of conversion, on or before the date that is six (6) months after the date of issuance of such promissory note, and shall cause the Vanquish promissory note to be kept from converting in the interim to the extent the instrument permits. No amount payable in respect of the Vanquish promissory note shall be paid from the Initial Funding or from cash of Xycota. If the Vanquish promissory note is paid or retired by such date, no Promissory Note True-Up shall be due in respect of it. If the Vanquish promissory note is not paid or retired by such date, Parent shall be in material breach, Xycota shall be entitled to specific performance of this Section 6.07 and to any other remedy available at law or in equity, and the Vanquish promissory note shall be included in the Promissory Note True-Up as if it were a Listed Conversion Instrument, with additional Economic Preferred issued equal to forty percent (40%) of the common stock issued on its conversion.

Section 6.08. Leak-Out; Equity Line.

As a condition to the Closing, Parent shall deliver an amendment to the existing leak-out agreement, executed by the parties thereto, providing that each holder may sell, on any trading day, the greater of eight percent (8%) of that day’s trading volume or five thousand dollars ($5,000). As a condition to the Closing, Parent shall also deliver an amendment to the equity-line agreement, executed by the parties thereto, providing that each draw shall be priced at a fifteen percent (15%) discount to the lowest daily volume-weighted average price during the applicable valuation period, and providing that the equity-line provider shall be made whole if such provider incurs a loss on a draw. Such amendments are closing deliverables. This amendment applies only to holders of promissory notes and warrants who are not officers, directors, or holders of ten percent (10%) or more of the voting power or of the outstanding common stock of Parent, and does not apply to the Affiliate SPV or to any capital stock governed by Section 7.08.

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Section 6.09. Treatment of Funds upon Separation.

No portion of the Initial Funding is payable before the Closing. If, after the Closing, Xycota is contemplating a separation of Xycota from Parent, whether pursuant to Section 6.01, Section 7.05, or otherwise, Xycota shall immediately cease expending any capital funded by the Investors, including the Initial Funding and any proceeds of the Additional Investment Right, except with the prior written consent of the Investors, and shall promptly notify the Investors in writing. Upon any separation, Xycota shall return to each Investor, in cash within five (5) Business Days after the separation, all capital funded by such Investor that has not been expended. Capital that has been expended on the approved use of proceeds shall not be repaid by Xycota, and no promissory note or other obligation of Xycota shall arise in respect of it. Nothing in this Section 6.09 affects the obligations of Parent under the convertible promissory notes issued to the Investors. Until a Control Event, Parent overhead is not an obligation of Xycota.

Section 6.10. Investor Waiver.

The Investors hereby waive any change-of-control, fundamental-transaction, dilutive-issuance, or anti-dilution rights arising under the convertible promissory notes and warrants of Parent held by them as of the date of this Agreement, solely to the extent such rights would be triggered by the issuance of the Economic Preferred, the issuance or transfer of the Voting Preferred, or the consummation of the Acquisition.

ARTICLE VII

Section 7.01. Officers.

Until a Control Event, James E. Keener shall serve as chief executive officer of Parent, with authority limited to the ordinary-course administration of Parent as a reporting company, the management of the Nutraceutical Business, and capital-markets activity permitted under the Reserved Matters. Until a Control Event, Brad Listermann shall serve as chief executive officer of Xycota only, and Marvin S. Hausman, M.D., shall serve as chief scientific officer of Xycota only. Neither Mr. Listermann nor Dr. Hausman shall be an officer of Parent, neither shall have authority to bind Parent, and neither shall direct the Nutraceutical Business. Upon a Control Event, unless the Parties otherwise agree in writing, Mr. Listermann shall become chief executive officer of Parent, Dr. Hausman shall become chief scientific officer of Parent, and Mr. Keener shall serve as executive chairman of Parent or as president of the Nutraceutical Business, as the Board shall determine. Upon the earlier of a Control Event and a Nutraceutical Spin-Off, Parent and each of Mr. Listermann and Dr. Hausman shall enter into an employment agreement on commercially reasonable terms. Such employment agreement need not be entered into before that officer assumes the Parent office. No salary increase shall be provided in any such employment agreement until a Control Event occurs. Upon a Nutraceutical Spin-Off, all officers and directors of Parent whose duties relate to the Nutraceutical Business shall resign effective as of the date the Nutraceutical Spin-Off is effectuated, and the Founders shall appoint the officers and directors of Parent effective as of such date.

Section 7.02. Board of Directors.

The Board of Directors of Parent shall consist of five (5) members. Until a Control Event or a Nutraceutical SpinOff, the Board shall consist of three designees of Parent, one of whom shall be the BDPT Designee, one designee of the Founders, and one (1) independent director appointed by written agreement of Parent and the Founders. Upon a Control Event or a Nutraceutical Spin-Off, the Founders shall designate all five (5) members of the Board, and no designee of Parent or of current BDPT management shall remain on the Board. If Section 3.01(a), Section 3.01(b), and Section 3.01(c) have each been denied for Cause Attributable to Xycota and no additional milestone has been approved under Section 3.01(d), and no Nutraceutical Spin-Off has occurred, the Board shall continue to consist of three (3) Parent designees, one (1) Founder designee, and one (1) independent director, and the Voting Preferred shall remain outstanding in the name of Mr. Keener. Each Party may designate, remove, and replace its own designees. The independent director shall be appointed, and may be removed, only by written agreement of the Parties until a Control Event or a Nutraceutical Spin-Off. The affirmative vote of the BDPT Designee shall be required for each Reserved Matter until a Control Event or a Nutraceutical Spin-Off. For purposes of this Section 7.02 and Section 7.01, a Parent-Caused Transfer under Section 3.03 has the same effect as a Control Event.

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Section 7.03. Separate Operation.

The Nutraceutical Business and the business of Xycota shall be conducted as separate businesses. Until a Nutraceutical Spin-Off, neither Party shall direct the day-to-day operations of the business of the other. The reporting and Board oversight required of Parent as a reporting company shall not constitute a right to operate the business of Xycota. The day-to-day operations of Xycota, including hiring, expenditures within the approved budget, vendors, protocol design, and scientific direction, shall be managed by the Founders. Parent shall have reporting and oversight rights and shall not override a decision made within the approved budget. The Nutraceutical Business, including the Xcellara and MyndSystem product lines, shall remain a business of Parent, shall not be required to be sold or spun off as a condition to the Closing, and shall not be directed by the Founders.

Parent and Xycota shall maintain separate bank accounts and separate monthly statements of profit and loss. Parent shall not sweep, offset, or otherwise apply cash of Xycota to an obligation of Parent or of the Nutraceutical Business. Neither business shall guarantee the obligations of the other. Because Parent will be required to consolidate Xycota, Xycota shall deliver, each month, a closing package sufficient to permit Parent to comply with its reporting obligations under the Exchange Act. Such package shall be used for reporting purposes only.

Section 7.04. Nutraceutical Spin-Off.

A spin-off of the Nutraceutical Business may be proposed and consummated at any time after the Closing, whether before or after a Control Event, and no waiting period shall apply. Either Party may propose a spin-off of the Nutraceutical Business (a “Nutraceutical Spin-Off”), to be effected as a dividend of a newly formed entity holding only the Nutraceutical Business and a defined working-capital amount, in compliance with applicable securities laws. Consummation shall require the affirmative vote of the BDPT Designee and a determination of the Board that, after giving effect to the transaction, Parent will be solvent and able to meet its reporting obligations under the Exchange Act. If a bona fide written proposal satisfying those conditions has been outstanding for more than ninety (90) days, and the BDPT Designee has withheld consent other than on the basis of a good-faith solvency or reporting objection delivered in writing, the Founders may cause Parent to consummate the spin-off. This Section 7.04 does not authorize a spin-off, sale, or other separation of Xycota. Notwithstanding the foregoing, the Board of Directors of Parent may cause a Nutraceutical Spin-Off at any time, without the requirement of a written agreement of the Parties, by resolution of the Board determining that such spin-off is in the best interests of Parent, and no vote of the BDPT Designee or other approval under Section 7.06 shall be required for a spin-off so effected. Xycota, each Founder, and each of their respective affiliates, family members, and transferees irrevocably waive, and shall not acquire, hold, or receive, directly or indirectly, any equity security, option, warrant, convertible instrument, profits interest, or other right to acquire any equity or economic interest in the spin-out entity or any successor, whether in the Nutraceutical Spin-Off, by conversion of any security of Parent before or after the record date, by purchase, by issuance, or otherwise, at any time. Any security of the spin-out entity that would otherwise be distributed or issued to any such person shall instead be retained by or distributed to the holders of common stock of Parent other than such persons. This waiver is part of the consideration for this Agreement as a whole and is not conditioned on any other provision.

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Section 7.05. Anniversary Review.

If no Control Event has occurred by the first (1st) anniversary of the Closing, the Parties shall meet within 30 days thereafter and review the Orphan Drug Designation filing, the Health Canada Clinical Trial Application, any Jamaica protocol theretofore delivered, the Initial Funding, and whether a protocol and primary endpoint should be approved in writing as an additional milestone under Section 3.01(d). If no Control Event has occurred by the second (2nd) anniversary of the Closing, the Parties shall meet again and discuss replacement milestones. Any separation of Xycota, and any return of the Xycota IP, shall be effected only pursuant to a written agreement of the Parties. Under any such agreement the Founders shall return the Economic Preferred and any Voting Preferred and Xycota shall return to the Investors any unspent capital funded by them as provided in Section 6.09. Neither Party shall have the right, unilaterally, upon the first or second (2nd) anniversary, to rescind the Acquisition or to require a return of the Xycota IP.

Section 7.06. Reserved Matters.

The following require the affirmative vote of the BDPT Designee, in addition to any vote required by law. A Board vote that does not include the BDPT Designee does not satisfy this section. The related-party threshold is $10,000 for a single transaction and $25,000 in the aggregate in any fiscal year.

(a) any Nutraceutical Spin-Off, except one consummated under the 90-day mechanism or by resolution of the Board under Section 7.04; (b) any issuance of capital stock, warrants, convertible promissory notes, equity lines, or similar instruments for the account of Parent or the Nutraceutical Business, other than the Economic Preferred, the Voting Preferred, a C True-Up, a Promissory Note True-Up, and an issuance whose net proceeds are wired to Xycota and used solely for its approved budget; (c) any related-party transaction above the threshold; (d) any pledge of Xycota equity or Xycota IP; (e) any change of independent auditor, transfer agent, or OTC Markets tier that is not required to remain current; (f) any amendment of the certificate of designation of the Economic Preferred or the Voting Preferred, of Series C, of Article III, or of this section; (g) any issuance of Xycota equity to a person other than Parent; (h) any bankruptcy filing, assignment for the benefit of creditors, or sale of all or substantially all assets of Parent.

After the Voting Step-Up Date, Reserved Matters are limited to (a), (c), (d), (g), and issuances of capital stock of Parent for the account of Parent or the Nutraceutical Business. Day-to-day Xycota operations within the approved budget are not a Reserved Matter.

Section 7.07. Public Disclosure.

Mr. Listermann has prior review-and-comment rights on any Form 8-K or other public disclosure of Parent that describes Xycota science, intellectual property, or clinical or regulatory milestones. No public announcement of this Agreement shall be made without prior written consent of both Parties, except as required by law or OTC Markets rules, or by Section 12.06.

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Section 7.08. Affiliate SPV and Leak-Out.

Prior to or concurrently with the Closing, Parent shall form, or cause to be formed, a single-purpose entity of its choosing (the “Affiliate SPV”). One hundred percent (100%) of the capital stock of Parent held by officers, directors, and holders of ten percent (10%) or more of the voting power or of the outstanding common stock of Parent, including all Series C preferred stock held by James E. Keener and Azuna Health LLC and all Series D preferred stock held by James E. Keener, Mark P. Frissora, Gimhana Dissanayake, Gracie Homsey, shall be contributed to the Affiliate SPV. Each contributing person shall receive a pro-rata economic membership interest in the Affiliate SPV. On the earlier of the date a Nutraceutical Spin-Off is effectuated and the date that is six (6) months after the Closing Date, each holder of Series D preferred stock shall exchange such preferred stock for a new series of preferred stock of Parent that has no voting rights and economic rights equal to the economic rights of the preferred stock so exchanged. The new preferred stock shall be held by the Affiliate SPV and shall contain an irrevocable conversion blocker providing that under no circumstances may the Affiliate SPV convert such preferred stock if such conversion would cause the beneficial ownership of the Affiliate SPV to exceed four and ninety-nine one-hundredths percent (4.99%) of the common stock of Parent. This Section 7.08 controls as to every officer, director, and holder of ten percent (10%) or more who contributes capital stock to the Affiliate SPV. Series C preferred stock shall be contributed to the Affiliate SPV but shall not be exchanged under this Section 7.08. The voting, conversion, and cancellation of Series C preferred stock are governed by Section 4.01, and Series C preferred stock is subject to the lock-up and leak-out provisions of this Section 7.08. Notwithstanding anything to the contrary in this Agreement, this Section 7.08 shall not apply to (i) any Investor or any Affiliate of an Investor, or to any convertible promissory note, warrant, or other security of Parent held by any of them, or any common stock issued upon conversion or exercise thereof, or (ii) the Economic Preferred, the Voting Preferred, or any common stock issued upon conversion of the Economic Preferred, which are governed by Article II.

The capital stock held by the Affiliate SPV shall be subject to a lock-up for a minimum of six (6) months from the Closing Date. All capital stock of Parent held by the Affiliate SPV or by any member of the Affiliate SPV, whether preferred stock or common stock issued upon the conversion or exchange of preferred stock, including Series C preferred stock, Series D preferred stock, and any common stock issued upon conversion of either, shall be held by the Affiliate SPV and shall be subject to such lock-up and to the leak-out schedule set forth in this Section 7.08. During such lock-up, no sale, transfer, pledge, or conversion shall be permitted, except for the exchange of preferred stock required by this Section 7.08 and the conversion of Series C preferred stock at the election of its holder under Section 4.01(b), and any common stock issued on such conversion shall remain held by the Affiliate SPV and subject to this Section 7.08. No member of the Affiliate SPV, no affiliate, no director, no officer, and no holder of ten percent (10%) or more of the voting power or of the outstanding common stock of Parent shall sell, transfer, or otherwise dispose of any capital stock of Parent to any third party in a private transaction. Separately, Rule 144 imposes volume-based selling restrictions on affiliates. Those restrictions are not a lock-up. An affiliate may sell, but only up to the greater of one percent (1%) of the outstanding shares or the average weekly trading volume over the prior four weeks, and only in unsolicited broker transactions. Once a person ceases to be an affiliate, the Rule 144 volume restriction continues for three (3) months from the date affiliate status ends, and then falls away. If affiliate status ends before the six-month anniversary of the Closing, the contractual lock-up still runs to such anniversary. If affiliate status ends after such anniversary, the contractual lock-up has already ended, and only the Rule 144 volume restriction applies for the remaining three months. After the expiration of the contractual lock-up, the Affiliate SPV may sell only in accordance with the leak-out schedule set forth in this Section 7.08.

The leak-out schedule set forth below applies for a period of sixteen (16) months beginning on the later of the expiration of the six (6) month lock-up and the date a Control Event or a Nutraceutical Spin-Off is effectuated. After such sixteen (16) month period, the leak-out ends. During such period, the Affiliate SPV may sell capital stock of Parent only in accordance with the following schedule, based on the daily dollar trading volume of Parent’s common stock:

(a)	If daily dollar volume is under ten thousand dollars ($10,000), zero percent (0%) and zero dollars ($0).

(b)

If daily dollar volume is from ten thousand dollars ($10,000) to twenty-five thousand dollars ($25,000), five percent (5%) of volume, not to exceed one thousand dollars ($1,000) per day or four thousand dollars ($4,000) per week.

(c)

If daily dollar volume is from twenty-five thousand dollars ($25,000) to fifty thousand dollars ($50,000), eight percent (8%) of volume, not to exceed three thousand five hundred dollars ($3,500) per day or fifteen thousand dollars ($15,000) per week.

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(d)

If daily dollar volume is from fifty thousand dollars ($50,000) to one hundred thousand dollars ($100,000), ten percent (10%) of volume, not to exceed eight thousand five hundred dollars ($8,500) per day or thirty-five thousand dollars ($35,000) per week.

(e)

If daily dollar volume is from one hundred thousand dollars ($100,000) to two hundred fifty thousand dollars ($250,000), twelve and one-half percent (12.5%) of volume, not to exceed twenty-five thousand dollars ($25,000) per day or one hundred thousand dollars ($100,000) per week.

(f)

If daily dollar volume is two hundred fifty thousand dollars ($250,000) or more, fifteen percent (15%) of volume, with no daily dollar cap, and fifteen percent (15%) of five-day volume as the weekly limit.

Unused daily capacity shall not carry forward. All sales by the Affiliate SPV shall remain subject to Rule 144. Parent shall lodge irrevocable stop-transfer instructions with the transfer agent. Each person required to contribute capital stock under this Section 7.08 shall execute the Affiliate SPV operating agreement. Each person who is a party to this Agreement solely for the purposes of this Section 7.08 covenants that such person shall execute the Affiliate SPV operating agreement, shall contribute the capital stock required by this Section 7.08, and shall take such other actions as are reasonably necessary to cause the Affiliate SPV to be formed and to be in a position to hold such capital stock prior to or concurrently with the Closing. Parent covenants that it shall cause the Affiliate SPV to be formed and shall cause each such person to execute the Affiliate SPV operating agreement. These are covenants and are not conditions to the Closing. In the event Parent pursues an uplisting to a national securities exchange, including the NASDAQ Stock Market or the NYSE American, the Affiliate SPV shall defer to the transaction structure required by the Board of Directors of Parent and the lead investment bank. The Affiliate SPV and its members shall fully cooperate with the underwriter’s requirements, including executing customary underwriter lock-up agreements and converting their preferred stock into common stock if required to meet exchange listing standards.

ARTICLE VIII

Representations of Parent

Parent represents and warrants to Xycota and the Founders as follows. Each representation is made as of the date of this Agreement and as of the Closing. A matter set forth on the Parent disclosure schedule against the corresponding section qualifies that representation and no other, except to the extent the relevance to another representation is reasonably apparent from the disclosure.

Section 8.01. Organization and Good Standing.

Parent is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware, with full corporate power and authority to own, lease, and operate its properties and to carry on the Nutraceutical Business as presently conducted. Parent is qualified to do business in each jurisdiction where the character of its properties or the conduct of the Nutraceutical Business requires qualification, except where the failure to be so qualified would not reasonably be expected to be material. Parent has delivered, or made available through the EDGAR system, a true and complete copy of its certificate of incorporation and bylaws, each as in effect on the date of this Agreement.

Section 8.02. Authority; No Conflict.

Parent has full corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder, and to issue the Economic Preferred and the Voting Preferred. The execution, delivery, and performance of this Agreement have been duly authorized by all necessary corporate action of Parent, other than any stockholder vote that is a condition to the Closing. This Agreement constitutes a valid and binding obligation of Parent, enforceable against Parent in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, and general equitable principles. The execution and performance of this Agreement do not conflict with Parent’s certificate of incorporation or bylaws, do not conflict in any material respect with any law applicable to Parent, and do not conflict with or result in a default under any material agreement of Parent, except as set forth on the disclosure schedule. No consent of a governmental authority is required for Parent to consummate the Closing, except for filings under the Exchange Act and the rules of OTC Markets and any consent set forth on the disclosure schedule.

Page 17

Section 8.03. Capitalization.

The authorized capital stock of Parent is as set forth in its certificate of incorporation. The capitalization table delivered before signing, and the capitalization table to be certified by the chief executive officer of Parent at the Closing, are true and complete in all material respects as to issued and outstanding shares by class and series and as to conversion rights, warrants, options, equity lines, and convertible promissory notes. Except as set forth on Exhibit A or the disclosure schedule, there is no outstanding option, warrant, right of first refusal, preemptive right, or other right to acquire equity of Parent, and no anti-dilution or price-reset right other than those in the Listed Conversion Instruments. All outstanding shares have been duly authorized and validly issued and are fully paid and nonassessable. The Economic Preferred and the Voting Preferred, when issued in accordance with this Agreement, will be duly authorized, validly issued, fully paid, and nonassessable, free of preemptive rights, and issued in conformity with Parent’s certificate of incorporation and the General Corporation Law of the State of Delaware.

Section 8.04. Exchange Act Reports.

Parent is subject to the reporting requirements of Section 13 or Section 15(d) of the Exchange Act. Its common stock is quoted on the OTC Markets. Parent has filed, when due, each report required to be filed under the Exchange Act since January 1, 2025, except as disclosed, or has delivered the dated plan required by Section 8.19. As of its filing date, or as of the date of the most recent amendment, no such report contained an untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, except as corrected by a subsequent filing made before the date of this Agreement or as set forth on the disclosure schedule. Parent is not the subject of a pending stop order or a pending suspension of the quotation of its common stock.

Section 8.05. Absence of Certain Changes; Liabilities; Litigation.

Since the date of Parent’s most recent Annual Report on Form 10-K or Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission, Parent has conducted the Nutraceutical Business in the ordinary course, except as disclosed in a subsequent Exchange Act filing or on the disclosure schedule. Parent has no material liability of a type required to be disclosed in an Exchange Act filing, other than liabilities disclosed in those filings, liabilities incurred in the ordinary course since the date of the most recent balance sheet included in those filings, and liabilities set forth on Exhibit A. Except as disclosed in writing, there is no action, suit, investigation, or proceeding pending or, to the knowledge of Parent, threatened against Parent that would reasonably be expected to be material. Parent is not in bankruptcy and has not made an assignment for the benefit of creditors.

Section 8.06. Brokers.

No broker, finder, or financial advisor is entitled to a fee or commission from Parent in connection with the Acquisition by reason of any agreement made by Parent, except as set forth on the disclosure schedule. Any such disclosed fee is an obligation of Parent and shall not be paid from the Initial Funding or from Xycota cash.

Page 18

Representations of Xycota and the Founders

Xycota and the Founders represent and warrant to Parent as follows. Representations as to Xycota are made by Xycota and by the Founders jointly and severally. A representation as to a Founder’s own ownership, investment intent, or release is made by that Founder severally only. Each representation is made as of the date of this Agreement and as of the Closing. A matter set forth on the Xycota disclosure schedule against the corresponding section qualifies that representation.

Section 8.07. Organization and Good Standing.

Xycota is a limited liability company duly organized, validly existing, and in good standing under the laws of its jurisdiction of formation, with full power and authority to own the Xycota IP and to carry on its business as presently conducted. Xycota is qualified to do business in each jurisdiction where the conduct of its business requires qualification, except where the failure to be so qualified would not reasonably be expected to be material. The Founders have delivered a true and complete copy of Xycota’s certificate of formation and operating agreement, each as in effect on the date of this Agreement.

Section 8.08. Authority; Member Approval; No Conflict.

Xycota has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder. Each Founder has full power and authority to sell the Interests owned by that Founder. The execution and performance of this Agreement have been duly authorized by all necessary limited-liability-company action, other than the member approval that is a condition to the Closing. This Agreement constitutes a valid and binding obligation of Xycota and of each Founder, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, and general equitable principles. The sale of the Interests does not conflict with Xycota’s organizational documents, does not conflict in any material respect with any law applicable to Xycota, and does not conflict with or result in a default under any material agreement of Xycota, except as disclosed. No consent of a governmental authority is required for the sale of the Interests, except as set forth on the disclosure schedule.

Section 8.09. Capitalization; Title to Interests.

The Interests constitute 100% of the issued and outstanding membership interests of Xycota. Each Founder has good and valid title to the Interests set forth opposite that Founder’s name on the allocation schedule, free and clear of all liens, claims, options, and encumbrances other than restrictions on transfer imposed by applicable securities laws. There is no other class of equity of Xycota. There is no outstanding option, warrant, profit interest, phantom equity, SAFE, convertible promissory note, or other right to acquire a membership interest or other equity of Xycota, except as set forth on the disclosure schedule. No Interest has been issued in violation of the operating agreement or of applicable securities laws. At the Closing, Parent will receive good and valid title to 100% of the Interests, free and clear of all liens other than restrictions under applicable securities laws.

Section 8.10. Intellectual Property.

The Xycota IP schedule delivered at the Closing is true and complete in all material respects. It lists each patent, patent application, and provisional application, with the filing or application number, the inventor, the record owner, and the status of any assignment and recordation. It also lists each license, each university or prior-employer right, each collaborator or governmental right, each material data set, and each encumbrance. To the knowledge of the Founders, Xycota owns or has a valid right to use the Xycota IP, and each inventor who is a Founder has assigned his rights to Xycota. A provisional application is a filing date only and is not an issued patent. To the knowledge of the Founders, the Xycota IP is not subject to a march-in right, a claim of infringement, or a challenge that would reasonably be expected to be material, except as disclosed. No Founder is in breach of a university or prior-employer invention-assignment agreement in respect of the Xycota IP, except as disclosed.

Page 19

Section 8.11. Liabilities; Litigation; Insurance.

Xycota has no material liability, whether accrued, absolute, or contingent, except liabilities disclosed on the disclosure schedule and liabilities incurred in the ordinary course since the date of that schedule. Xycota is not a guarantor of any indebtedness of a Founder or of any other person. There is no action, suit, investigation, or proceeding pending or, to the knowledge of the Founders, threatened against Xycota or the Xycota IP that would reasonably be expected to be material. Xycota maintains, or has disclosed that it does not maintain, the insurance listed on the disclosure schedule.

Section 8.12. Tax Matters.

Xycota has filed each tax return required to be filed by it, and each such return is true and complete in all material respects. Xycota has paid all taxes shown as due on those returns, except taxes being contested in good faith and disclosed on the schedule. Xycota has no material unpaid tax liability attributable to a pre-Closing period, except as disclosed. Xycota has not received a written notice of a pending tax audit. Xycota is, and has been since formation, properly classified for federal income-tax purposes as disclosed on the schedule.

Section 8.13. Compliance with Law; Regulatory Filings.

Xycota has conducted its business in material compliance with laws applicable to its current activities, including the Controlled Substances Act and applicable state controlled-substance law. Xycota holds, or has disclosed the absence of, each material permit required for its current preclinical activities. Xycota is not a party to a clinical trial in which a subject has been dosed. The Orphan Drug Designation request on file with the Food and Drug Administration, and any Clinical Trial Application filed with Health Canada, is a filing of Xycota, was submitted in good faith, and has not been withdrawn or denied. Xycota has not received a warning letter, untitled letter, or clinical hold from the Food and Drug Administration, except as disclosed.

Section 8.14. Contracts; Employees; Related Parties; Books.

The disclosure schedule lists each material contract of Xycota, including each contract providing for aggregate payments above $25,000, each license of Xycota IP, and each contract with a Founder. Each listed contract is in full force and effect, and Xycota is not in material breach of any such contract. Xycota has no employees other than as disclosed, has no collective-bargaining agreement, and sponsors no defined-benefit pension plan and no plan intended to be qualified under Section 401(a) of the Internal Revenue Code, except as disclosed. There is no transaction between Xycota and a Founder, or an affiliate of a Founder, other than as disclosed. The minute book, member ledger, and books of account of Xycota are true and complete in all material respects and fairly reflect its assets, liabilities, and equity.

Section 8.15. No Other Transaction; Brokers.

Xycota is not a party to any letter of intent, merger agreement, purchase agreement, or similar transaction relating to the sale of the Interests, a merger, or a sale of the Xycota IP, other than this Agreement. The letter of intent with NexTel Medical Corp. has been canceled and is of no further force or effect. Xycota has no other letter of intent, merger agreement, or similar transaction outstanding that prevents it from entering into this Agreement or from consummating the Acquisition. No broker, finder, or financial advisor is entitled to a fee or commission from Xycota or a Founder in connection with the Acquisition by reason of any agreement made by Xycota or a Founder.

Section 8.16. Securities Matters.

Each Founder is an accredited investor as defined in Rule 501(a) under the Securities Act of 1933. Each Founder is acquiring the Economic Preferred for his or its own account, for investment, and not with a view to, or for sale in connection with, a distribution in violation of the Securities Act. Each Founder has had access to such information concerning Parent as that Founder has requested, has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of the Economic Preferred, and is able to bear the economic risk of the investment, including a complete loss. Each Founder understands that the Economic Preferred and any common stock issued on conversion will be issued under Section 4(a)(2) of the Securities Act, will not be registered, and will bear a customary restricted legend.

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Section 8.17. Release.

Effective at the Closing, each Founder releases Xycota from any claim, known or unknown, arising out of any matter occurring before the Closing, except for accrued and unpaid compensation disclosed on the schedule, rights under this Agreement, and any claim that cannot be released as a matter of law. The release does not extend to fraud.

Section 8.18. Conditions to the Obligations of Parent.

Parent’s obligation to consummate the Closing is subject to the satisfaction, or waiver in writing by Parent, of each of the following conditions before the Closing:

(a)	the representations and warranties of Xycota and the Founders set forth in Sections 8.07 through 8.17 are true and correct in all material respects as of the Closing Date;

(b)	Xycota and the Founders have performed in all material respects the covenants required to be performed by them under this Agreement before the Closing;

(c)	the assignments of the Interests (Exhibit D) have been executed and delivered;

(d)	Xycota has delivered a secretary’s certificate and a certificate of good standing;

(e)	Xycota has delivered the Xycota IP schedule and its disclosure schedule (Exhibit C);

(f)	the members of Xycota have approved the Acquisition; and

(g)	there has been no Material Adverse Effect on the Xycota IP since the date of this Agreement.

Section 8.19. Conditions to the Obligations of Xycota.

Xycota’s obligation to consummate the Closing is subject to the satisfaction, or waiver in writing by Xycota, of each of the following conditions before the Closing:

(a)	the representations and warranties of Parent set forth in Sections 8.01 through 8.06 are true and correct in all material respects as of the Closing Date;

(b)	Parent has performed in all material respects the covenants required to be performed by it under this Agreement before the Closing;

(c)	Parent has delivered the officer’s certificate attached as Exhibit E;

(d)

Parent has delivered executed but undated certificates of designation for the Economic Preferred and the Voting Preferred, in form sufficient to permit Parent to complete the post-Closing issuances required by Article II and Article IV;

(e)

the chief executive officer of Parent has delivered the certificate required by Section 2.02, stating the exact Closing Snapshot Denominator and confirming the Listed Conversion Instruments as of the Closing;

(f)	Parent is current in its Exchange Act reporting, or has delivered a dated plan, reasonably acceptable to the Founders, to become current;

(g)	Parent has delivered the leak-out amendment and the equity-line amendment required by Section 6.08, each executed by the parties thereto; and

(h)	the Board of Directors of Parent has approved the Acquisition.

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The issuance of the Economic Preferred and the issuance of the Voting Preferred are post-Closing covenants under Article II and Article IV. They are not conditions to the Closing. Parent covenants that, prior to or concurrently with the Closing, it shall cause the Affiliate SPV to be formed and shall cause each person required to contribute capital stock under Section 7.08 to execute the Affiliate SPV operating agreement.

Section 8.20. Mutual Conditions.

The obligation of each Party to consummate the Closing is subject to the satisfaction, or waiver in writing, of each of the following conditions before the Closing:

(a) no law or order of a governmental authority restrains or prohibits the Closing; and (b) each consent required by law for the Closing has been obtained.

A Party may waive a condition to its own obligation in a writing signed by it. The Closing shall not occur unless each condition set forth in Section 8.18, Section 8.19, and this Section 8.20 has been satisfied or waived.

ARTICLE IX

Section 9.01. Conduct before Closing.

From the date of this Agreement until the Closing or earlier termination, Xycota shall operate in the ordinary course and shall not, without Parent’s written consent, issue equity, incur indebtedness other than in the ordinary course, sell material assets, license Xycota IP other than a non-exclusive research license in the ordinary course, or enter an alternative sale transaction. Parent shall not, without Xycota’s written consent, amend Series C, issue a class of super-voting stock, or solicit an alternative acquisition of Xycota. Each Party shall give the other reasonable access to records reasonably required to complete due diligence, subject to confidentiality.

Section 9.02. Exclusivity.

Until the Closing or earlier termination, neither Parent nor Xycota shall solicit, encourage, or enter into any agreement for an alternative sale of Xycota or of the Xycota IP. A Party may terminate exclusivity on written notice if the other is not proceeding in good faith.

Section 9.03. Form 8-K.

Parent shall file a Current Report on Form 8-K describing this Agreement within four Business Days after signing, and a further Form 8-K within four Business Days after the Closing. Any disclosure describing Xycota science, intellectual property, or regulatory status shall be subject to Mr. Listermann’s prior review and comment.

Section 9.04. Further Assurances.

Each Party shall execute such further documents and take such further action as may reasonably be required to carry out this Agreement, including the certificates of designation and the instruments listed on the schedule of closing deliverables.

Section 9.05. Employees; Insurance.

For twelve (12) months after the Closing, neither the Nutraceutical Business nor Xycota shall solicit for employment a person then employed by the other, other than a response to a general advertisement. Parent shall maintain directors’ and officers’ insurance of a type and amount consistent with its practice as a reporting company. Neither business is assuming the employees of the other at the Closing.

Section 9.06. No Other Rights.

Nothing in this Agreement creates a partnership, joint venture, or agency between the Parties. The Acquisition is a purchase of membership interests. It is not a merger.

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ARTICLE X

Section 10.01. Indemnification by the Founders.

From and after the Closing, the Founders shall, severally and not jointly, in proportion to the Economic Preferred issued to each, indemnify Parent and its directors and officers against losses actually incurred arising out of a breach of a Founder or Xycota representation or covenant, or a pre-Closing tax of Xycota not disclosed. No Founder is liable for another Founder’s fraud.

Section 10.02. Indemnification by Parent.

From and after the Closing, Parent shall indemnify the Founders against losses actually incurred arising out of a breach of a Parent representation or covenant, an Undisclosed Instrument, or a liability of the Nutraceutical Business. An Undisclosed Instrument is also subject to Section 5.03.

Section 10.03. Survival; Limitations.

Representations survive for twelve (12) months after the Closing, except that capitalization, authority, title to the Interests, and the Xycota IP schedule survive for twenty-four (24) months, and fraud survives until the applicable statute of limitations expires. A claim noticed in writing before the end of the survival period survives until resolved. The indemnifying party has no liability until aggregate losses exceed $10,000, and then only for the excess, except for fraud and for title to the Interests, which are not subject to that threshold. Parent’s aggregate recovery from the Founders shall not exceed the value of the Economic Preferred issued to them, measured at the Closing. The Founders’ aggregate recovery from Parent shall not exceed that same value. These caps do not apply to fraud. Indemnification is the exclusive post-Closing monetary remedy, except for fraud, specific performance, and the true-up and funding covenants, which are enforced as written.

Section 10.04. Claims Procedure.

The indemnified party shall give written notice of a third-party claim promptly, and in any event within fifteen (15) Business Days after receiving it. Delay is not a defense except to the extent the indemnifying party is actually prejudiced. The indemnifying party may assume the defense with counsel reasonably acceptable to the indemnified party. No claim may be settled without the indemnified party’s consent if the settlement imposes an injunction, an admission, or any obligation other than the payment of money that is fully covered.

Section 10.05. No Double Recovery; Effect of Knowledge.

An indemnified party shall not recover more than once for the same loss. Insurance actually received reduces the loss. The right to indemnification for a breach of a representation is not affected by an investigation, or by the indemnified party’s knowledge of the breach before the Closing, except to the extent the matter was disclosed on the disclosure schedule against that representation.

ARTICLE XI

Section 11.01. Tax Matters.

The Parties intend the Acquisition to be treated as a taxable purchase of membership interests. Parent and the Founders shall cooperate on an allocation of the purchase price, being the fair market value of the Economic Preferred, among the assets of Xycota in accordance with Section 1060 of the Internal Revenue Code, and shall not take an inconsistent position. Transfer taxes, if any, are borne by Parent. Each Party shall cooperate on tax returns and any audit relating to a pre-Closing period of Xycota. Xycota shall remain a separate regarded entity after the Closing unless the Parties agree otherwise in writing.

Page 23

Section 11.02. Securities Act.

The Economic Preferred and the Voting Preferred are issued in a transaction exempt from registration under Section 4(a)(2) of the Securities Act and the rules thereunder. Neither Parent nor the Founders shall offer or sell those securities in a manner that would require registration. Certificates shall bear a customary restricted legend. Parent shall use commercially reasonable efforts to file, within thirty (30) days after the Closing, a Form D if required.

ARTICLE XII

Section 12.01. Confidentiality.

Each Party shall keep confidential, and shall not use except to perform this Agreement, the other Party’s non-public information, except for information that is or becomes public other than by breach, that was already in the receiving Party’s possession, or that is required to be disclosed by law, regulation, or the rules of OTC Markets. A required disclosure shall, to the extent legally permitted, be given to the other Party in advance so that it may seek a protective order. This Section 12.01 is subject to Section 12.06.

Section 12.02. Specific Performance.

The Parties agree that money damages would be an inadequate remedy for a breach of the obligation to close, the obligation to transfer the Voting Preferred, or the covenants as to the Xycota IP. Each Party is entitled to specific performance and injunctive relief, without the necessity of proving actual damages or posting a bond, in addition to any other remedy.

Section 12.03. Notices.

Notices shall be in writing and delivered by email with confirmation of receipt, or by overnight courier, to the address set forth on the signature page of the receiving Party, or to such other address as that Party designates. A notice is effective when received, or on the next Business Day if sent by overnight courier.

Section 12.04. Assignment; Third-Party Beneficiaries.

No Party may assign this Agreement without the prior written consent of the others, except that Parent may assign to a wholly owned subsidiary that remains bound, and except that any Investor may assign any of its rights under this Agreement, without the consent of any other Party, to any Affiliate of such Investor or to any transferee of all or any portion of its convertible promissory notes of Parent. The Investors are parties to this Agreement for the purposes stated in the preamble and may enforce Section 1.03, Section 4.02, each Section of Article VI, and Section 12.06 directly. There are no other third-party beneficiaries.

Section 12.05. Construction. The headings are for convenience only. “Including” means including without limitation. A reference to an Article or Section is to this Agreement. Disclosure on a schedule qualifies the corresponding representation. This Agreement has been negotiated by the Parties and shall not be construed against the drafter.

Section 12.06. Public Disclosure of Information Provided to Investors.

Parent shall publicly disclose, by a Current Report on Form 8-K or a press release, no later than four (4) Business Days after it is provided, any material non-public information concerning Parent or Xycota that Parent, Xycota, or any of their respective officers, directors, employees, or agents provides to any Investor, including any information provided under Section 6.01, Section 6.05, or Section 6.06. From and after such disclosure, no Investor shall owe Parent, Xycota, or any Founder any duty of confidentiality, or be subject to any restriction under this Agreement on trading in the securities of Parent, with respect to such information. Section 7.07 and Section 12.01 shall not restrict any disclosure required by this Section 12.06.

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ARTICLE XIII

Section 13.01. Termination.

This Agreement may be terminated only before the Closing, and only as follows:

(a)	by the mutual written consent of Parent and Xycota;

(c)

by the non-breaching Party, if the other Party has willfully and materially breached a covenant contained in this Agreement, such breach has not been cured within twenty (20) Business Days after written notice specifying the breach in reasonable detail, and such breach would cause a condition set forth in Article VIII to fail; or

(c)	by either Parent or Xycota, if a court of competent jurisdiction has issued a final, non-appealable order permanently restraining or prohibiting the Closing, and such order remains in effect.

Except as provided in Section 1.03 with respect to the Outside Date, the passage of time, a delay in a closing deliverable capable of being satisfied, a change in market conditions, and the absence of a Control Event shall not constitute grounds for termination. If a condition set forth in Article VIII has not been satisfied or waived, the Closing shall not occur. A Party that is ready, willing, and able to consummate the Closing shall be entitled to specific performance of the other Party’s obligation to close under Section 12.02, and shall not be required to accept termination in lieu thereof. Upon any termination under this Section 13.01 or Section 1.03, this Agreement shall become void and of no further force or effect, except that Section 6.09, Section 12.01, this Section 13.01, Section 13.02, and Section 13.03 shall survive. No termination shall affect any claim for damages arising from a willful breach occurring before such termination. From and after the Closing, this Agreement may not be terminated, and neither Party shall have any right to unwind, rescind, or reverse the Acquisition, except as expressly provided in Section 6.01 with respect to a failure of the Initial Funding.

Section 13.02. Expenses; Governing Law.

Each Party bears its own expenses. This Agreement is governed by the laws of the State of Delaware, without regard to conflicts principles. The Delaware Court of Chancery, or if that court lacks subject-matter jurisdiction the federal courts sitting in Wilmington, has exclusive jurisdiction. EACH PARTY WAIVES TRIAL BY JURY.

Section 13.03. Miscellaneous.

This Agreement, including the Exhibits and the disclosure schedules, is the entire agreement on this subject and supersedes the LOI at the Closing. Amendments must be in writing signed by Parent and Xycota, by Mr. Keener if the amendment adversely affects the Voting Preferred or Series C, and by the Investors if the amendment adversely affects any Investor or amends Section 1.03, Article III, Section 4.02, any Section of Article VI, Section 12.04, Section 12.06, or this Section 13.03. A failure to enforce is not a waiver. If a provision is unenforceable, the rest remains. This Agreement binds successors. It may be signed in counterparts, including by electronic signature, each of which is deemed an original. Dollar amounts are United States dollars.

[ - Signature Page Follows - ]

Page 25

SIGNATURE PAGES

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

BIOADAPTIVES, INC.

By: _________________________________________________________

Name: James E. Keener

Title: Chief Executive Officer

Date: 10/29/2026

Address for notices: 1355 Silver Perch Ave , Las Vegas NV 89123

Email: jekeener@me.com

XYCOTA BIOSCIENCES LLC

By: ________________________________

Name: Brad Listermann

Title: Chief Executive Officer

Date: 10/29/2026

Address for notices: 9461 Charleville Blvd Beverly Hills, CA 90212 United States

Email: brad@xycota.com

FOUNDER

By: _________________________________________________________

Name: Brad Listermann

Title: Founder

Date: 10/29/2026

Address for notices: 9461 Charleville Blvd Beverly Hills, CA 90212 United States

Email: brad@xycota.com

FOUNDER

By: _________________________________________________________

Name: Marvin S. Hausman, M.D.

Title: Founder

Date: 10/29/2026

Address for notices: 1809 E. Broadway, Suite 208, Oviedo, Florida 32765

Email: marvinshausman@gmail.com

____________________________________________________________

James E. Keener, an individual

Date: 10/29/2026

Address for notices: 1355 Silver Perch Ave Las Vegas, NV 89123

Email: jekeener@me.com

Page 26

AZUNA HEALTH LLC

By: _________________________________________________________

Name: James E. Keener

Title: Authorized person

Date: 10/29/2026

Address for notices: 1355 Silver Perch Ave, Las Vegas, NV 89123

Email: jekeener@me.com

____________________________________________________________

Mark P. Frissora, an individual

Date: 10/29/2026

Address for notices: 4051 gulf shore blvd N unit 200 naples Fla 34103

Email: mpf22578@gmail.com

____________________________________________________________

Gimhana Dissanayake, an individual

Date: 10/29/2026

Address for notices: 2517 Cattrack Ave, North Las Vegas, NV89081

Email: gdissanayake@hertz.com

____________________________________________________________

Gracie Homsey, an individual

Date: 10/29/2026

Address for notices: 925 Vegas Valley Drive, A, Las Vegas, NV 89109

Email: Gracie@bioadaptives.com

MONROE STREET CAPITAL PARTNERS LP

By: MONROE STREET CAPITAL PARTNERS GP, LLC, its General Partner

By: _________________________________________________________

Name: Brian Goldberg

Title: Authorized Signatory

Date: 10/29/2026

Address for notices: 208 Lenox Avenue, #236, Westfield, New Jersey 07090

Email: brian@jeffersonstreetcapital.com

LAMBDA VENTURES LLC

By: _________________________________________________________

Name: Andrew Avitan

Title: Authorized Signatory

Date: 10/29/2026

Address for notices: 7901 4th St N #8857, St. Petersburg, FL 33702

Email: andrew@lambdaholdings.net

[Signature Page to Membership Interest Purchase Agreement]

Page 27

EXHIBIT A

Capitalization.

The figures set forth in this Exhibit A are illustrative and shall not control over the certificate of the chief executive officer of Parent delivered at the Closing pursuant to Section 2.02. Such certificate shall state the exact Closing Snapshot Denominator and confirm the Listed Conversion Instruments as of the Closing, and shall control.

Part 1. Closing Snapshot Denominator.

Class	Amount	Included
Common stock	approx. 223.7 million	Yes
Series A preferred	55,835 as-converted	Yes
Series B preferred	96,670 as-converted	Yes
Series D preferred	approx. 87.4 million as-converted	Yes, outstanding at Closing
Base Series C	80.0 million common-equivalent	Yes
Escrowed Series C	20.0 million common-equivalent	No, unless released
Listed Conversion Instruments	See Part 3	No
Vanquish promissory note	See Part 3	No

Part 2. Series D Holders.

Holder	Common-equivalent
James E. Keener	52.1 million
Mark P. Frissora	14.0 million
Gimhana Dissanayake	11.3 million
Gracie Homsey	6.8 million
Mary Wilkins	3.3 million

Part 3. Listed Conversion Instruments. The nine convertible promissory notes and two warrants listed in the table below are the Listed Conversion Instruments. The two notes dated September 30, 2026, which are the September 30 Notes, are as follows: Convertible Promissory Note of Parent issued to Jefferson Street Capital, LLC, dated September 30, 2026, principal amount $16,500.00 (purchase price $15,000.00, original issue discount $1,500.00), one-time interest charge of ten percent (10%) ($1,650.00), maturity twelve (12) months from the issue date. Convertible Promissory Note of Parent issued to Lambda Ventures LLC, dated September 30, 2026, principal amount $16,500.00 (purchase price $15,000.00, original issue discount $1,500.00), one-time interest charge of ten percent (10%) ($1,650.00), maturity twelve (12) months from the issue date. None of the Listed Conversion Instruments is included in the Closing Snapshot Denominator. The Vanquish promissory note is not a Listed Conversion Instrument. The 1,000,000 unissued equity-line commitment shares are not a Listed Conversion Instrument and are governed by Section 5.01.

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Holder	Instrument	Amount
Lambda Venture Partners	Promissory Note	$57,350
Lambda Venture Partners	Warrant	1,031,250 shares at $0.08
Lambda Ventures	Promissory Notes	$59,455 and $54,450
Lambda Ventures	ELOC shares (unissued)	1,000,000
Jefferson Street Capital LLC	Promissory Notes	$58,600 and $54,450
Jefferson Street Capital LLC	Warrant	1,031,250 shares at $0.08
Lambda Ventures	Promissory Note	$18,150
Jefferson Street Capital LLC	Promissory Note	$18,150
Monroe	Promissory Note	$62,300
Calvin Processing	Promissory Note	$35,334.76
Aggregate (nine notes)	Principal and accrued interest	$418,239.76
Vanquish	Promissory Note

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EXHIBIT B

Form of Note (September 30 Notes).

The form of the September 30 Notes, a true and complete copy of which is attached to this Exhibit B. Each convertible promissory note issued under Section 6.01, Section 6.02, Section 6.03, or Section 6.05 shall be on the same terms as the September 30 Notes, with only the purchase price, principal amount, and issue date adjusted to reflect the amount funded. The Additional Investment Right under Section 6.05 is issued on the terms of this form, including conversion price, interest, maturity, and warrant coverage, if any. If this form conflicts with Section 6.05, Section 6.05 controls.

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EXHIBIT C

Disclosure Schedule.

To be delivered by each of Parent and Xycota. Each section of this schedule corresponds to the section of Article VIII that it qualifies. A disclosure qualifies only the section against which it is made, except to the extent its relevance to another section is reasonably apparent on its face. An empty section shall be deemed a representation that there is nothing to disclose under the corresponding section.

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EXHIBIT D

Assignment of Membership Interests.

This Assignment of Membership Interests is executed as of the date of the Membership Interest Purchase Agreement to which it is attached (the “Agreement”). Capitalized terms used and not defined have the meanings set forth in the Agreement.

For good and valuable consideration, the receipt and sufficiency of which are acknowledged, each Founder hereby sells, assigns, transfers, and delivers to BioAdaptives, Inc., a Delaware corporation (“Parent”), all of such Founder’s right, title, and interest in and to the membership interests of Xycota Biosciences LLC set forth opposite such

Founder’s name below, free and clear of all liens, claims, and encumbrances other than restrictions on transfer imposed by applicable securities laws, effective as of the Closing under the Agreement.

Each Founder represents that he or it is the sole owner of the membership interests set forth opposite his or its name, with full power to assign them, and that such membership interests constitute all of the issued and outstanding membership interests of Xycota owned by such Founder.

This Assignment is delivered at the signing of the Agreement and becomes effective at the Closing. If the Agreement is terminated before the Closing in accordance with its terms, this Assignment is void.

[ - Signature Page Follows - ]

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IN WITNESS WHEREOF, each Founder has executed this Assignment as of the date of the Agreement.

FOUNDER

By: _________________________________________________________

Name: Brad Listermann

Title: Founder

Date: 10/29/2026

Address for notices: 9461 Charleville Blvd Beverly Hills, CA 90212 United States

Email: brad@xycota.com

Founder: Brad Listermann

Membership interests assigned: % of the issued and outstanding membership interests of Xycota.50.00

FOUNDER

By: _________________________________________________________

Name: Marvin S. Hausman, M.D.

Title: Founder

Date: 10/29/2026

Address for notices: 1809 E. Broadway, Suite 208, Oviedo, Florida  32765

Email: marvinshausman@gmail.com

Accepted:

Founder: Marvin S. Hausman, M.D.

Membership interests assigned: % of the issued and outstanding membership interests of Xycota.50.00

BIOADAPTIVES, INC.

By: _________________________________________________________

Name: James E. Keener

Title: Chief Executive Officer

Date: 10/29/2026

Address for notices: 1355 Silver Perch Ave, Las Vegas, NV  89123

Email: jekeener@me.com

[ - Signature page of Assignment Agreement - ]

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EXHIBIT E

Officer’s Certificates.

Each of the following certificates is executed as of the date of the Membership Interest Purchase Agreement to which it is attached (the “Agreement”). A dated certificate confirming the matters set forth herein as of the Closing Date shall be delivered under Article VIII. Capitalized terms used and not defined have the meanings set forth in the Agreement.

Certificate of Officer of Parent.

The undersigned, the chief executive officer of BioAdaptives, Inc., a Delaware corporation (“Parent”), hereby certifies, in his capacity as an officer of Parent and not individually, that:

(a)	the representations and warranties of Parent set forth in Sections 8.01 through 8.06 of the Agreement are true and correct in all material respects as of the date of the Agreement;

(b)	Parent has performed in all material respects the covenants required to be performed by it under the Agreement on or before the date of the Agreement; and

(c)

the conditions set forth in Section 8.19 of the Agreement that are within Parent’s control have been satisfied or waived, except for those conditions that by their terms are to be satisfied at the Closing.

IN WITNESS WHEREOF, the undersigned has executed this certificate as of the date of the Agreement.

BIOADAPTIVES, INC.

By: _________________________________________________________

Name: James E. Keener

Title: Chief Executive Officer

Date: 10/29/2026

Address for notices: 1355 Silver Perch Ave, Las Vegas NV 89123

Email: jekeener@me.com

Certificate of Officer of Xycota.

The undersigned, the chief executive officer of Xycota Biosciences LLC (“Xycota”), hereby certifies, in his capacity as an officer of Xycota and not individually, that:

(a)	the representations and warranties of Xycota and the Founders set forth in Sections 8.07 through 8.17 of the Agreement are true and correct in all material respects as of the date of the Agreement;

(c)	Xycota has performed in all material respects the covenants required to be performed by it under the Agreement on or before the date of the Agreement; and

(e)

the conditions set forth in Section 8.18 of the Agreement that are within Xycota’s control have been satisfied or waived, except for those conditions that by their terms are to be satisfied at the Closing.

IN WITNESS WHEREOF, the undersigned has executed this certificate as of the date of the Agreement.

XYCOTA BIOSCIENCES LLC

By: _________________________________________________________

Name: Brad Listermann

Title: Chief Executive Officer

Date: 10/29/2026

Address for notices: 9461 Charleville Blvd Beverly Hills, CA 90212 United States

Email: brad@xycota.com

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EXHIBIT F

Stock Power and Transfer-Agent Instruction.

This Stock Power and Transfer-Agent Instruction is executed as of the date of the Membership Interest Purchase Agreement (the “Agreement”). Capitalized terms used and not defined have the meanings set forth in the Agreement.

For value received, James E. Keener hereby sells, assigns, and transfers unto the Founders, in the proportions set forth on the allocation schedule, the shares of Voting Preferred of BioAdaptives, Inc. issued in his name pursuant to Section 2.04 of the Agreement, and hereby irrevocably constitutes and appoints the transfer agent of Parent as attorney to transfer such shares on the books of Parent, with full power of substitution.

Mr. Keener hereby instructs the transfer agent of Parent, on the earliest of a Control Event, a Nutraceutical SpinOff, and a Parent-Caused Transfer under Section 3.03 of the Agreement, to transfer the Voting Preferred to the Founders in accordance with the allocation schedule, without any further consent of Mr. Keener or of Parent. This instruction is irrevocable and may not be revoked, amended, or countermanded by Mr. Keener.

This instrument is delivered at the signing of the Agreement and is effective upon the issuance of the Voting Preferred. Scott Doney, Esq., shall hold the original under irrevocable instructions to release it automatically upon the earliest of a Control Event, a Nutraceutical Spin-Off, and a Parent-Caused Transfer under Section 3.03 of the Agreement.

JAMES E. KEENER

By: _________________________________________________________

Name: James E. Keener

Title: Individually

Date: 10/29/2026

Address for notices: 1355 Silver Perch Ave, Las Vegas, NV 89123

Email: jekeener@me.com

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EXHIBIT G

Irrevocable Transfer-Agent Instruction on Series C.

This Irrevocable Transfer-Agent Instruction is executed as of the date of the Membership Interest Purchase Agreement to which it is attached (the “Agreement”). Capitalized terms used and not defined have the meanings set forth in the Agreement.

James E. Keener and Azuna Health LLC hereby irrevocably instruct the transfer agent of Parent that, until the earlier of a Nutraceutical Spin-Off and the conversion or cancellation of such Series C, and notwithstanding the occurrence of any Control Event, all shares of Series C preferred stock of Parent held by them or by the Affiliate SPV may be voted only on a one-for-one basis, and that any ballot, consent, or instruction purporting to vote any share of Series C at one thousand (1,000) votes per share, or to exercise any super-voting right in respect of Series C, is void and shall not be counted. This instruction is irrevocable and may not be revoked, amended, or countermanded by James E. Keener or Azuna Health LLC. James E. Keener and Azuna Health LLC shall vote every share of Series C only on a one-for-one basis during such period.

JAMES E. KEENER

By: _________________________________________________________

Name: James E. Keener

Title: Individually

Date: 10/29/2026

Address for notices: 1355 Silver Perch Ave, Las Vegas NV 89123

Email: jekeener@me.com

AZUNA HEALTH LLC

By: _________________________________________________________

Name: James E. Keener

Title: Authorized person

Date: 10/29/2026

Address for notices: 1355 Silver Perch Ave, Las Vegas  NV 89123

Email: jekeener@me.com

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EXHIBIT H

Allocation Schedule.

The Economic Preferred, and the Voting Preferred upon transfer on the Voting Step-Up Date, shall be issued or transferred to the Founders in the following proportions. This schedule is delivered at the signing of the Agreement and controls the allocation under Section 2.01 and Section 2.04.

Founder	Percentage of Economic Preferred	Percentage of Voting Preferred on transfer
Brad Listermann	50.00%	50.00%
Marvin S. Hausman, M.D.	50.00%	50.00%
Other (if any)	-%	-%
Total	100%	100%

Xycota Biosciences LLC, by its chief executive officer, certifies that the foregoing allocation has been approved by the members.

XYCOTA BIOSCIENCES LLC

By: _________________________________________________________

Name: Brad Listermann

Title: Chief Executive Officer

Date: 10/29/2026

Address for notices: 9461 Charleville Blvd Beverly Hills, CA 90212 United States

Email: brad@xycota.com

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SCHEDULE OF CLOSING DELIVERABLES

Executed at signing: Exhibit D (Assignment of Membership Interests). Exhibit E (Officer’s Certificates), with a dated certificate delivered at the Closing. Exhibit G (Irrevocable Transfer-Agent Instruction on Series C). Exhibit H (Allocation Schedule).

Remaining closing deliverables: Certificate of designation of the Economic Preferred. Certificate of designation of the Voting Preferred. Board resolutions and undated resignations for the Section 7.02 step-up. Leak-out amendment. Equity-line amendment. Xycota IP schedule. Certified capitalization table. Disclosure schedules. Certificate of good standing.

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